Exhibit 1.2

INVESTMENT AGREEMENT

Dated as of

May 25, 2010

by and among

Intervest Bancshares Corporation,

Värde Investment Partners, L.P.

and

FC Highway 6 Holdings LLC

(i)

8.2	Amendment	32
8.3	Waivers	32
8.4	Counterparts and Facsimile	32
8.5	Governing Law	32
8.6	WAIVER OF JURY TRIAL	33
8.7	Notices	33
8.8	Entire Agreement, Etc	34
8.9	Captions	35
8.10	Severability	35
8.11	No Third Party Beneficiaries	35
8.12	Time of Essence	35
8.13	Public Announcements	35
8.14	Specific Performance	35

Schedules

Schedule 2.1 Purchased Shares / Purchase Price

Exhibits

Exhibit A	Form of Legal Opinion
Exhibit B	Form of Registration Rights Agreement

(ii)

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is entered into as of May 25, 2010 by and among Intervest Bancshares Corporation, a Delaware corporation (the “Company”), Värde Investment Partners, L.P., a Delaware limited partnership, and FC Highway 6 Holdings LLC, a Texas limited liability company (each an “Investor” and together the “Investors”).

RECITALS

WHEREAS, the Company wishes to issue and sell to the Investors, and the Investors wish to purchase and acquire from the Company, shares of Class A Common Stock, par value $1.00 per share, of the Company (the “Class A Common Stock” or “Class A Common Shares”) on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following defined terms, unless the context otherwise requires, shall have the following meanings:

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Agreement” has the meaning given to such term in the Preamble.

“Bank” means Intervest National Bank, a national bank and wholly-owned subsidiary of the Company.

“Beneficially Own/Beneficial Owner/Beneficial Ownership” have the meanings given to such terms in Rules 13d-3 and 13d-5 of the Exchange Act.

“Benefit Plan” means all material employee benefit plans, programs, agreements, policies, practices, or other arrangements providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary contributes or is obligated to contribute or is party, whether or not written, including any material employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity-based severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, or any successor statute.

“Board of Directors” has the meaning given to such term in Section 3.2(d)(i).

“Business Combination” has the meaning given to such term in Section 2.4(c).

“business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capitalization Date” has the meaning given to such term in Section 3.2(c).

“CERCLA” has the meaning given to such term in Section 3.2(u).

“Change in Control” has the meaning given to such term in Section 2.4(c).

“Class A Common Stock/Class A Common Shares” have the meanings given to such terms in the Recitals.

“Class B Common Stock” has the meaning given to such term in Section 3.2(c).

“Closing” has the meaning given to such term in Section 2.2.

“Closing Date” has the meaning given to such term in Section 2.2.

“Code” has the meaning given to such term in Section 3.2(p)(i).

“Common Stock” has the meaning given to such term in Section 3.2(c).

“Company” has the meaning given to such term in the Preamble.

“Company 10-K” has the meaning given to such term in Section 3.2(f).

“Company Financial Statements” has the meaning given to such term in Section 3.2(f).

“Company Reports” has the meaning given to such term in Section 3.2(g)(i).

“Company Significant Agreement” has the meaning given to such term in Section 3.2(k).

“Company Subsidiary/Company Subsidiaries” have the meanings given to such terms in Section 3.2(b).

“Disclosure Schedule” has the meaning given to such term in Section 3.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business, whether or not incorporated, which together with the Company and the Company Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“GAAP” has the meaning given to such term in Section 3.1(b).

“Governmental Entity” means any governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations.

“Incumbent Directors” has the meaning given to such term in Section 2.4(c).

“Indemnified Party” has the meaning given to such term in Section 6.3(c).

“Indemnifying Party” has the meaning given to such term in Section 6.3(c).

“Information” has the meaning given to such term in Section 4.3(b).

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Investor / Investors” have the meaning given to such terms in the Preamble.

“IRS” has the meaning given to such term in Section 3.2(i).

“Liens” has the meaning given to such term in Section 3.2(b).

“Losses” has the meaning given to such term in Section 6.3(a).

“Material Adverse Effect” has the meaning given to such term in Section 3.1(b).

“Non-Qualifying Transaction” has the meaning given to such term in Section 2.4(c).

“Parent Corporation” has the meaning given to such term in Section 2.4(c).

“Permitted Liens” means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (c) other Liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection.

“Per Share Purchase Price” means $5.00.

“person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Placement Agent” has the meaning given to such term in Section 3.2(x).

“Preferred Stock” has the meaning given to such term in Section 3.2(c).

“Previously Disclosed” has the meaning given to such term in Section 3.1(c).

“Private Placement Documents” has the meaning given to such term in Section 3.3(f)(iii).

“Purchase Price” means the product of the Per Share Purchase Price and the number of Purchased Shares.

“Purchased Shares” has the meaning given to such term in Section 2.1.

“Regulatory Agreement” has the meaning given to such term in Section 3.2(y).

“SEC” has the meaning given to such term in Section 3.2(f).

“Securities” refers collectively to the Purchased Shares and any securities into which the Purchased Shares are exchanged in accordance with the terms of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Series A Stock” has the meaning given to such term in Section 3.2(c).

“subsidiary” means, with respect to a person, those corporations, banks, savings banks, associations and other persons of which such person owns or controls 51% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

“Surviving Corporation” has the meaning given to such term in Section 2.4(c).

“Tax” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

“Transfer” has the meaning given to such term in Section 6.4.

“Treasury Warrant” has the meaning given to such term in Section 3.2(c).

“Unlawful Gains” has the meaning given to such term in Section 3.2(n)(v).

“Voting Debt” has the meaning given to such term in Section 3.2(c).

“Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors, which now consists of the Class A Common Stock and Class B Common Stock of the Company.

1.2 Other Terms.

(a) Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

(b) All accounting terms used but not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States. The symbol “$” shall mean the lawful currency of the United States of America.

(c) When used herein:

(i) the word “or” is not exclusive;

(ii) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

(iii) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

ARTICLE II

PURCHASE; CLOSING

2.1 Purchase and Sale of the Purchase Shares. Subject to the terms and conditions hereinafter set forth, at the Closing, the Company shall issue, sell and deliver to each Investor, and each Investor shall purchase from the Company, that number of shares of Class A Common Stock set forth opposite the name of such Investor on Schedule 2.1 (the “Purchased Shares”) at the Per Share Purchase Price.

2.2 Closing. The closing of the purchase and sale of the Purchased Shares shall take place at a mutually agreeable location upon satisfaction or waiver of all conditions to closing set forth in Article V, or at such other date and time as may be agreed upon by the Investors and the Company (such closing being called the “Closing” and such date being called the “Closing Date”). At the Closing, subject to the terms and conditions hereof, the Company shall issue and deliver to each Investor one or more certificates representing the Purchased Shares, free and clear of any liens and other encumbrances (other than those placed thereon by or on behalf of the Investors). In lieu of delivering physical certificates representing the Purchased Shares, upon request of an Investor, the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Purchased Shares by crediting the account of such Investor’s prime broker (which shall be specified by such Investor a reasonably sufficient time in advance).

2.3 Payment of Purchase Price. As payment in full for the Purchased Shares, on the Closing Date, each Investor shall deliver to the Company the Purchase Price set forth opposite the name of such Investor on Schedule 2.1. Payment of the Purchase Price shall be made in immediately available funds by wire transfer to the bank account designated by the Company at least two (2) business days in advance of the Closing Date.

2.4 Closing Adjustments.

(a) In the event that, at or prior to the Closing, (i) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, or (ii) the Company fixes a record date that is at or prior to the Closing Date for the payment of any non-stock dividend or distribution on the Common Stock other than any ordinary cash dividends, then at an Investor’s option, which may be exercised in each Investor’s sole discretion, the number of shares of Class A Common Stock to be issued to such Investor at the Closing under this Agreement shall be equitably adjusted and/or the shares of Class A Common Stock to be issued to such Investor at the Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide such Investor with substantially the same economic benefit from this Agreement as the Investor had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in the event of the occurrence of any of the foregoing events, the aggregate Purchase Price to be paid by each Investor at the Closing shall be the aggregate Purchase Price that each Investor would have paid at the Closing if such event had not occurred.

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected prior to the Closing any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Investors (in a form that is reasonably satisfactory to the Investors) that the terms of this Agreement, including this Section 2.4, shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect subsidiary. For the avoidance of doubt, it is understood and agreed that, in the event that a Change in Control occurs prior to the Closing, the Investors shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Purchased Shares (or such shares of stock or other securities or property (including cash) into which the Purchased Shares may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control.

(c) For purposes of this Agreement, “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(i) any person is or becomes a Beneficial Owner (other than the Investors and their Affiliates), directly or indirectly, of 50% or more of the aggregate number of the Voting Securities; provided, however, that the event described in this clause (i) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (A) by the Company or any of its Subsidiaries; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended) do not exceed 50% of the then outstanding Voting Securities; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; or (D) pursuant to a Non-Qualifying Transaction;

(ii) the event described in clause (i) above in this definition of “Change in Control” (substituting all references to 50% in such clause for “24.9%”), and in connection with such event, individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors; provided that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (iii) below with respect to such Business Combination or this paragraph in the case of a contested election);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(iv) the stockholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets; or

(v) the Company has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (i) through (iv) of this definition above.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure. (a) On or prior to the date of this Agreement, the Company and each Investor delivered to the other a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.2 with respect to the Company, or in Section 3.3 with respect to an Investor, or to one or more of its covenants contained in Article IV; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Investor, as applicable.

(b) “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate (i) is material and adverse to the financial position, results of operations, business or condition (financial or otherwise) of either an Investor or the Company and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of either, as applicable, an Investor or the Company, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect, under clause (i), shall not be deemed to include the impact of (A) changes, after the date of this Agreement, in the U.S. generally accepted accounting principles (“GAAP”), (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investors, (D) general changes in the economy or the industries in which the Company and its Subsidiaries operate, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (but not the underlying causes of such failure), and (G) the public disclosure of this Agreement or the transactions contemplated hereby, in each case to the extent that such circumstances, events, changes, developments or effects described in the foregoing clauses (A), (B) and (D) do not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole (relative to other industry participants in the industries in which the Company and its Subsidiaries compete).

(c) “Previously Disclosed” with regard to the Company means any information contained in any periodic or current report filed with the SEC since January 1, 2007 and with regard to any party means information set forth on its Disclosure Schedule corresponding to the provision of this Agreement to which such information relates or otherwise disclosed in a specific section of this Agreement; provided that information which, on its face, reasonably should indicate to the reader that it relates to another provision of this Agreement, shall also be deemed to be Previously Disclosed with respect to such other provision.

3.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to the Investors that:

(a) Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Company and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has furnished or made available to the Investors true, correct and complete copies of the Company’s Certificate of Incorporation and bylaws as amended through the date of this Agreement.

(b) Company’s Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which, or, in the case of business trusts, all of the voting securities of which, are owned directly or indirectly by the Company. Except as Previously Disclosed, no equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned by it free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”) with respect thereto. Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company. The Bank is duly organized and validly existing as a national bank and its deposit accounts are insured by the FDIC to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(c) Capitalization. The authorized capital stock of the Company consists of 12,000,000 shares of Class A Common Stock, 700,000 shares of Class B Common Stock, par value $1.00 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 300,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), 25,000 shares of which are designated as Series A 5% Fixed Rate Cumulative Perpetual Preferred Stock (the “Series A Stock”). As of the close of business on March 31, 2010 (the “Capitalization Date”), there were 7,690,812 shares of Class A Common Stock outstanding (and 404,339 shares of Class A Common Stock held as treasury shares), 580,000 shares of Class B Common Stock outstanding and 25,000 shares of Series A Stock outstanding. Since the Capitalization Date and through the date of this Agreement, except in connection with this Agreement and the transactions contemplated hereby, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Preferred Stock. As of the close of business on the Capitalization Date, other than in respect of the Benefit Plans in respect of which 750,000 shares of Class A Common Stock have been reserved for issuance, the Treasury Warrant in respect of which 691,882 shares of Class A Common Stock have been reserved for issuance, and the conversion of shares of Class B Common Stock outstanding as of the date hereof in respect of which 580,000 shares of Class A Common Stock have been reserved for issuance, no shares of Common Stock or Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (w) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, (x) pursuant to the warrant to purchase 691,882 shares of Class A Common Stock issued to the U.S. Department of the Treasury on December 23, 2008 (the “Treasury Warrant”), (y) pursuant to the conversion of all or any shares of Class B Common Stock outstanding as of the date hereof, and (z) as set forth elsewhere in this Section 3.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2009 and all dividends or other distributions that have been declared, set aside, made or paid to the stockholders of the Company since that date.

(d) Authorization.

(i) The Company has the corporate power and authority to enter into or issue this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by the affirmative vote of at least two-thirds of the directors on the Board of Directors of the Company (the “Board of Directors”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investors, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, subject to receipt of the approval by the Company’s stockholders of the Stockholder Proposals, if required.

(ii) Neither the execution, delivery and performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any

Company Subsidiary under any of the material terms, conditions or provisions of (1) its certificate of incorporation or bylaws (or similar governing documents) or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or, to the knowledge of the Company, any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except in the case of clauses (A)(1) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) No material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, other than under the securities or blue sky laws of the various states.

(e) Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement cannot, or should not, be obtained.

(f) Financial Statements. The consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2009 and 2008 and related consolidated statements of income, stockholders’ equity and cash flows for the three years ended December 31, 2009, together with the notes thereto, certified by Hacker, Johnson & Smith, P.A., P.C. and included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Company 10-K”), as filed with the U.S. Securities and Exchange Commission (the “SEC”), and the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March 31, 2010 and related consolidated statements of income, stockholders’ equity and cash flows for the quarter then ended, included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, and (collectively, the “Company Financial Statements”), (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP applied on a consistent basis and (iv) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and year-end audit adjustments in the case of interim unaudited statements).

(g) Reports.

(i) Since December 31, 2007, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. To the knowledge of the Company as of the date hereof, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to Rules 13a-14 and 15d-14 under the Exchange Act, without qualification, with respect to the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010.

(ii) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 3.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2007, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h) Properties and Leases. To the extent reflected in the Company Financial Statements, except for any Permitted Liens, the Company and each Company Subsidiary have good title free and clear of any material Liens to all the real and personal property reflected in the Company’s consolidated balance sheet as of December 31, 2009 included in the Company 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (x) all leases of real property and all other leases material to the Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and (y) there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default.

(i) Taxes. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries has filed all federal, state, county, local and foreign Tax returns, including information returns, required to be filed by it and all such filed Tax returns are, true, complete and correct in all respects, and paid all Taxes owed by it and no Taxes owed by it or assessments received by it are delinquent. The federal income Tax returns of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2003, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service (the “IRS”) closed because of the statute of limitations, and no claims for additional Taxes for such fiscal years are pending. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that is still in effect, or has pending a request for any such extension or waiver. Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies that could reasonably be likely to have a Material Adverse Effect on the Company and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for (other than those issues that would not be reasonably likely to have a Material Adverse Effect on the Company). Except as would not be reasonably likely to have a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties. Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any material Tax sharing or material Tax indemnity agreement or similar contract or arrangement other than any contract or agreement between or among the Company and any Company Subsidiary. Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(j) Absence of Certain Changes. Since December 31, 2009, except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests. Since December 31, 2009 to and including the date hereof, no event or events have occurred that have had or is reasonably likely to have had a Material Adverse Effect on the Company.

(k) Commitments and Contracts. The Company has filed with the SEC all material contracts and other agreements to which it is a party or to which the Company is subject, as required by Item 601(b)(1) of Regulation S-K (each, a “Company Significant Agreement”). Each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement. Neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement. The Company reports with the SEC since January 1, 2007 properly disclose all transactions required to be disclosed therein pursuant to Item 404 of Regulation S-K.

(l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which would subject the offering, issuance or sale of the Purchased Shares to the registration requirements of the Securities Act.

(m) Litigation and Other Proceedings; No Undisclosed Liabilities.

(i) There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not appropriately reflected or reserved against in the financial statements described in Section 3.2(f) to the extent required to be so reflected or reserved against in accordance with GAAP, except for (A) liabilities that have arisen since March 31, 2010 in the ordinary course of business consistent with past practice, (B) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect and (C) the transactions contemplated by the Asset Purchase Agreement referenced in Section 5.2(g).

(n) Compliance with Laws and Other Matters; Insurance. The Company and each Company Subsidiary:

(i) in the conduct of its business is in material compliance with all, and the condition and use of its properties does not violate or infringe in any material respect any, applicable material domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including the Troubled Asset Relief Program, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better and is “adequately capitalized” as defined in Regulation Y of the Federal Reserve;

(ii) has all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Company Subsidiary; and all such material permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current;

(iii) currently is complying with and is not under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees;

(iv) has, except as Previously Disclosed and for statutory or regulatory restrictions of general application, not been placed under any material restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened;

(v) has not, since January 1, 2007 nor to its knowledge, has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

(vi) to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations thereunder; and

(vii) is presently insured, and during each of the past two calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) has been insured, for such amounts and with such insurance companies as is reasonable in connection with the character and nature of the Company’s operations.

(o) Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Company’s knowledge, threatened against or involving the Company or any Company Subsidiary.

(p) Company Benefit Plans.

(i) With respect to each Benefit Plan, (A) the Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other laws and regulations applicable to such Benefit Plan and (B) each Benefit Plan has been administered in all material respects in accordance with its terms. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company and the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any withdrawal liability as a result of a complete or partial withdrawal from a multiemployer plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

(ii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (A) result in any material payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or any other agreement with any employee, including, for the avoidance of doubt, change in control agreements, (B) materially increase any benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect on the Company and except for liabilities fully reserved for or identified in the Company Financial Statements, there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against (A) the Benefit Plans, (B) any fiduciaries thereof with respect to their duties to the Benefit Plans, or (C) the assets of any of the trusts under any of the Benefit Plans.

(q) Status of Securities. The Purchased Shares to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefore as provided in this Agreement, such Purchased Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other stockholder of the Company.

(r) Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

(s) Risk Management. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(t) Foreign Corrupt Practices and OFAC. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (A) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (B) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate his or her lawful duty, securing any improper advantage, or inducing a foreign official to use his or her influence to affect a governmental decision, (C) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (D) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (E) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(u) Environmental Liability. There is no legal, administrative, or other proceeding, claim or action of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has a Material Adverse Effect on the Company; to the Company’s knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment or decree by or with any Governmental Entity or third party imposing any such environmental liability.

(v) Anti-Takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law and any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and will not apply to this Agreement or to any of the transactions contemplated hereby.

(w) Intellectual Property.

(i) Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and each of the Company Subsidiaries owns, or is licensed to use (in each case, free and clear of any claims, liens or encumbrances), all Intellectual Property to the conduct of its business as currently conducted.

(ii) The use of any Intellectual Property by the Company and the Company Subsidiaries does not, to the knowledge of the Company, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any of the Company Subsidiaries acquired the right to use any Intellectual Property, except for such infringement or violation as would not reasonably be expected to result in a Material Adverse Effect on the Company.

(iii) To the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of the Company Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries.

(iv) Neither the Company nor any of the Company Subsidiaries has received any notice of any pending material claim with respect to any Intellectual Property used by the Company or any of the Company Subsidiaries and, to the knowledge of the Company, no such material claim has been threatened.

(v) To the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of the Company Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, except for abandonment, cancellation or unenforceability as would not reasonably be expected to result in a Material Adverse Effect on the Company.

(x) Brokers and Finders. Except for Sandler O’Neill & Partners, L.P. (the “Placement Agent”), neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

(y) Agreements with Regulatory Agencies. Except as Previously Disclosed, no Government Entity has issued, or required the Company or the Bank to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding or board resolution that, in the reasonable estimation of the Company, materially restricts the conduct of the business of the Company or the Bank (each item in this sentence, a “Regulatory Agreement”).

3.3 Representations and Warranties of the Investors. Except as Previously Disclosed, each Investor hereby represents and warrants as of the date of this Agreement (except to the extent made only as of a specified date, in which case as of such date) to the Company that:

(a) Organization and Authority. The Investor is duly organized, validly existing and in good standing under the laws of the state of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Investor and has power and authority to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(i) The Investor has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s governing body and/or equity holders, as necessary. Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Agreement is a valid and binding obligation of the Investor enforceable against the Investor in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other entity level proceedings are necessary for the execution and delivery by the Investor of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(ii) Neither the execution, delivery and performance by the Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Investor with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of the Investor under any of the material terms, conditions or provisions of (1) its governing documents or (2) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which the Investor or any of the properties or assets of the Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the knowledge of the Investor, any judgment, ruling, order, writ, injunction or decree applicable to the Investor or any of its properties or assets except in the case of clauses (A)(2) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on the Investor.

(iii) No material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Investor of the transactions contemplated by this Agreement, other than under the securities or blue sky laws of the various states.

(c) Purchase for Investment. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. The Investor (i) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (ii) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d) Ownership. As of the date of this Agreement, the Investor is not the owner of record or the Beneficial Owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock or any other equity or equity-linked security of the Company or any of its Subsidiaries.

(e) Financial Capability. The Investor has immediately available funds necessary to consummate the transactions contemplated by this Agreement as of the Closing on the terms and conditions contemplated by this Agreement.

(f) Review of Information and Consultation with Advisors. Investor has, either alone or through its representatives:

(i) consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary;

(ii) had a reasonable opportunity to ask such questions as it has deemed necessary of, and to receive answers from, the officers and representatives of the Company and the Bank concerning the Company’s and the Bank’s financial condition and results of operations, the business plan for the Company and the Bank, all employment agreements and benefit plans and other contractual arrangements among the Company, the Bank and their respective management teams, the terms and conditions of the private placement of Purchased Shares and any additional relevant information that the Company possesses, and any such questions have been answered to its satisfaction;

(iii) had the opportunity to review and evaluate the following in connection with its investment decision with respect to the Purchased Shares: (A) all publicly available records and filings concerning the Company and the Bank, including the Company 10-K, as well as all other documents, records, filings, reports, agreements, and other materials provided by the Company regarding its and the Bank’s business, operations and financial conditions sufficient to enable it to evaluate its investment; and (B) this Agreement, the Registration Rights Agreement attached as Exhibit B hereto and all other exhibits, schedules and appendices attached hereto and thereto and incorporated by reference in any of the foregoing (collectively, the “Private Placement Documents”); and

(iv) made its own investment decisions based upon its own judgment, due diligence and advice from such advisers as it has deemed necessary and not upon any view expressed by any other person, including, without limitation, the Placement Agent. Neither such inquiries nor any other due diligence investigations conducted by Investor or its advisors or representatives, if any, shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein. Investor understands that its investment in the Purchased Shares involves a high degree of risk and it is able to afford a complete loss of such investment.

(g) No Reliance. Investor acknowledges that the information in the Private Placement Documents is as of the date thereof and may not contain all of the terms and conditions of the offering and sale of the Purchased Shares, and understands and acknowledges that it is Investor’s responsibility to, and it has conducted its own independent investigation and evaluation of the Company and the Bank. Investor is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement and the other Private Placement Documents. Furthermore, Investor acknowledges that: (i) the Placement Agent has not performed any due diligence review on behalf of Investor; (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to the Investor in connection with the purchase of the Purchased Shares constitutes legal, tax or investment advice and Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares; and (iii) Investor received or had access to all of the information Investor deemed necessary in order to make its decision to invest in the Common Stock. The Placement Agent and its affiliates (and their respective officers, directors, employees, agents, advisors, attorneys and consultants), are third-party beneficiaries to this Section 3.3(g).

(h) Reliance on Exemption. Investor understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and regulations and that the

Company is relying in part upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Investor set forth herein in order to determine the availability of such exemptions and the eligibility of Investor to acquire the Purchased Shares.

(i) No General Solicitation. Investor is not purchasing the Purchased Shares as a result of any advertisement, article, notice or other communication regarding the Purchased Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement.

(j) No Governmental Review; the Purchased Shares Are Not Deposits and Are not Insured. Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Shares or the fairness or suitability of the investment in the Purchased Shares nor have such authorities passed upon or endorsed the merits of the offering of the Purchased Shares. INVESTOR UNDERSTANDS AND AGREES THAT THE PURCHASED SHARES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FDIC, INCLUDING THE FDIC’S DEPOSIT INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY, AND THAT THE SECURITIES ARE SUBJECT TO RISK OF LOSS.

(k) Brokers and Finders. Neither the Investor nor its Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Investor, in connection with this Agreement or the transactions contemplated hereby.

(l) Knowledge as to Conditions. As of the date of this Agreement, the Investor knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by the this Agreement cannot, or should not, be obtained.

(m) Not Acting in Concert. Except as Previously Disclosed, the Investor has not or is not acting in concert with any other person. Assuming the accuracy of the representations and warranties of the Company, the Investor, either acting alone or together with any other person will not, directly or indirectly, own, control or have the power to vote, after giving effect to its purchase of the Purchased Shares, in excess of 9.9% of the outstanding shares of any class of the Company’s Voting Securities. Without limiting the foregoing, the Investor represents and warrants that it does not and will not as a result of its purchase or holding of the Purchased Shares or any other securities of the Company have “control” of the Company or the Bank, and has no present intention of acquiring “control” of the Company or the Bank for purposes of the BHC Act or the Change in Bank Control Act.

ARTICLE IV

COVENANTS

4.1 Filings; Other Actions. The Investors and the Company will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, if and when necessary. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as each other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Investors and the Company will have the right to review in advance, and to the extent practicable each will consult with each other, in each case subject to applicable laws and other regulatory or contractual restraints relating to the exchange of information, with respect to all the information relating to each other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. The Investors and the Company shall promptly furnish each other party, to the extent permitted by applicable laws, with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

4.2 Expenses. Other than as provided in the Asset Purchase Agreement referenced in Section 5.2(g) or as otherwise set forth herein, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement.

4.3 Access, Information and Confidentiality.

(a) From the date of this Agreement, until the date when the shares of Common Stock owned by the Investors represent less than 4.9% of all of the outstanding Common Shares (excluding as shares owned and outstanding all Common Shares issued by the Company after the Closing Date other than as contemplated by this Agreement), the Company will ensure that upon written request in writing by the Investors and reasonable prior notice, the Company and its subsidiaries will afford to the Investors and their representatives (including officers and employees of the Investors, and counsel, accountants and other professionals retained by the Investors), subject to the Investors and such representatives entering into customary agreements such that neither the Company, the Investors or their representatives will be in violation or violate applicable federal securities laws (including Regulation FD), such access during normal business hours to its books, records (excluding Tax returns and associated work papers), properties and personnel and to such other information as the Investors may reasonably request.

(b) Each party to this Agreement will hold, and will cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to Obligations of All Parties. The respective obligation of the Investors and the Company to consummate the Closing is subject to the fulfillment or written waiver by the Investors and the Company on or prior to the Closing of the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree of any Governmental Entity of competent jurisdiction shall prohibit the Closing or shall prohibit or restrict the Investors or their Affiliates from owning or voting the Purchased Shares in accordance with the terms thereof and no lawsuit has been commenced by any Governmental Entity of competent jurisdiction seeking to effect any of the foregoing.

5.2 Conditions to Obligations of the Investors. The obligation of each Investor to consummate the Closing is also subject to the fulfillment or written waiver on or prior to the Closing of each of the following conditions:

(a) The representations and warranties of the Company set forth in Section 3.2 of this Agreement shall be true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (except that where any representation or warranty is expressly qualified by materiality, Material Adverse Effect or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in such respect set forth above as of such date);

(b) The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement;

(c) The Investors shall have received a certificate, dated the Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Sections 5.2(a) and Section 5.2(b) have been satisfied;

(d) The Investors shall have received from outside counsel to the Company, a written opinion dated the Closing Date in the form attached hereto as Exhibit A;

(e) The Investors shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby;

(f) The Company shall have delivered to the Investors such other documents or instruments as the Investors reasonably request and are reasonably necessary to consummate the Closing;

(g) The Bank and VFC Partners 4 LLC shall have closed the transactions contemplated by that certain Asset Purchase Agreement by and between the Bank and VFC Partners 4 LLC dated as of May     , 2010; and

(h) The Investors and the Company shall have entered into the Registration Rights Agreement in the form attached hereto as Exhibit B.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is also subject to the fulfillment or written waiver on or prior to the Closing of each of the following conditions:

(a) The representations and warranties of each Investor set forth in Section 3.3 of this Agreement shall be true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date (except that where any representation or warranty is expressly qualified by materiality, Material Adverse Effect or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in such respect set forth above as of such date);

(b) The Investors shall have performed in all material respects all obligations required to be performed by the Investors at or prior to the Closing under this Agreement;

(c) The Company shall have received a certificate signed on behalf of each Investor by a senior executive officer certifying to the effect that the conditions set forth in Sections 5.3(a) and Section 5.3(b) have been satisfied; and

(d) The Bank and VFC Partners 4 LLC shall have closed the transactions contemplated by that certain Asset Purchase Agreement by and between the Bank and VFC Partners 4 LLC dated as of May     , 2010.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Legend.

(a) The Investors agree that all certificates or other instruments representing the Purchased Shares subject to this Agreement will bear a legend substantially to the following effect:

“(i) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF MAY     , 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”

(b) Upon request of an Investor and upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause clause (i) of the legend to be removed from any certificate for any Securities to be so transferred and clause (ii) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. The Investors acknowledge that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that the Investors will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

6.2 Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

6.3 Indemnity.

(a) The Company agrees to indemnify and hold harmless each of the Investors and their Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls an Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (i) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement, (ii) the Company’s breach of agreements or covenants made by the Company in this Agreement or (iii) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted by any Governmental Entity, stockholder of the Company or any other person (other than an Investor and its Affiliates and the Company and its Subsidiaries) arising out of the stock purchase transactions contemplated by this Agreement and the terms of the Securities (other than any Losses attributable to the acts, errors or omissions on the part of an Investor, but not including the transactions contemplated hereby).

(b) Each Investor agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (i) any inaccuracy in or breach of such Investor’s representations or warranties in this Agreement or (ii) such Investor’s breach of agreements or covenants made by such Investor in this Agreement.

(c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 6.3 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d) For purposes of the indemnity contained in Sections 6.3(a)(i) and Section 6.3(b)(i), all qualifications and limitations set forth in the parties’ representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import), shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(e) For the avoidance of doubt, no indemnity obligation shall result from a breach of the representation set forth in Section 3.2(c) to the extent such breach is fully remedied by an adjustment under Section 2.4 hereof.

(f) The indemnity obligations of the Indemnifying Party under this Section 6.3 shall survive the Transfer or redemption of the Securities issued pursuant to this Agreement and the closing or termination of this Agreement. The indemnity provided for in this Section 6.3 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any of the representations and warranties contained in this Agreement or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such parties’ remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this Section 6.3 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.

(g) Any indemnification payments pursuant to this Section 6.3 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

(h) The indemnification provided for in this Section 6.3 shall be subject to the following limitations:

(i) The Company shall not have any indemnification obligation under Section 6.3(a) unless and until the aggregate amount of Losses incurred by the relevant Indemnified Parties in respect of indemnification under Section 6.3(a) exceeds $250,000, whereupon the relevant Indemnified Parties shall be entitled to recover, and the Company shall be required to pay, all such Losses.

(ii) The Investors shall not have any indemnification obligation under Section 6.3(b) unless and until the aggregate amount of Losses incurred by the relevant Indemnified Parties in respect of indemnification under Section 6.3(b) exceeds $250,000, whereupon the relevant Indemnified Parties shall be entitled to recover, and the Company shall be required to pay, all such Losses.

6.4 Transfer Restrictions. Following the Closing, the Investors may Transfer (as defined below) any and all of the Securities acquired pursuant to this Agreement at any time, provided that an Investor shall not, and shall not permit any of its Affiliates to, without the prior approval of a majority of the directors of the Company who qualify as independent directors, directly or indirectly sell, transfer, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any Securities acquired pursuant to this Agreement, or take any other action that is intended to have an economic impact equivalent to any of the foregoing (“Transfer”), in one or more transactions, to any person or group if such person or group and their respective Affiliates would collectively own more than 4.9% of the outstanding voting power of the Company or more than 4.9% of any class of voting securities of the Company; provided further, however, that the foregoing shall not (a) prohibit an Investor from Transferring Securities in any broadly distributed offering as conducted by an independent broker dealer mutually acceptable to the Company and such Investor that involves only sales to mutual funds or other institutional investors that acquire and hold securities in the ordinary course of business and not for the purpose of or with the effect of changing or influencing control of the Company or in connection with or as a participant in any transaction having that purpose or effect, or (b) apply, if, at any time, (i) the Company has entered into a definitive agreement, the consummation of which would result in a Change in Control or (ii) any person shall have commenced and not withdrawn a bona fide public tender or exchange offer which if consummated would result in a Change in Control. The Investors further agree that they shall not engage in any transaction or series of transactions the primary purpose of which is to avoid the limitations set forth in this Section 6.4.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written agreement of the Company and the Investors;

(b) by the Company or the Investors, upon written notice to the other parties, in the event that the Closing does not occur on or before May 28, 2010 (the “Outside Date”); provided, however, that if a Change in Control occurs on or before May 28, 2010, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(b) until the date that is six months after the Outside Date; provided, further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company or the Investors, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable; or

(d) by the Investors, if a Change in Control occurs on or after the date hereof but prior to the Closing Date.

7.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 7.1, this Agreement (other than Section 4.2, 4.3(b) (except, in respect of any party, in connection with litigation against it by the other party or its Affiliates), Article VI, this Section 7.2 and Article VIII and all applicable defined terms, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for willful breach of this Agreement or breach of this Agreement prior to any termination hereof.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of fifteen (15) months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect; provided that the representations and warranties in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(x), 3.3(a), 3.3(b), 3.3(c) and 3.3(g) shall survive indefinitely and the representations and warranties in Section 3.2(i) shall survive until the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

8.2 Amendment. No amendment or waiver of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

8.3 Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

8.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

8.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i)	If to the Investors:

Värde Investment Partners, L.P.

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

Attn: Christopher N. Giles

Tel: 952-646-2062

Fax: 952-893-9613

Email: cgiles@varde.com

and:

FC Highway 6 Holdings LLC

6400 Imperial Drive (Delivery only)

Waco, TX 76714-8216

P.O. Box 8216 (mail)

Waco, TX 76712

Attn: James C. Holmes

Tel: 254-761-2860

Fax: 254-761-2953

Email: jholmes@fcfc.com

with a copy to (which copy alone shall not constitute notice):

David Weitman

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, TX, 75201

Telephone No: 214-939-5427

Fax No.: 214-939-5849

E-mail Address: david.weitman@klgates.com

and:

Sean P. Mahoney

K&L Gates LLP

State Street Financial Center

One Lincoln Street

Boston, MA, 02111

Telephone No: 617-261-3202

Fax No.: 617-261-3175

E-mail Address: sean.mahoney@klgates.com

(ii)	If to the Company:

Mr. Lowell S. Dansker

Intervest Bancshares Corporation

One Rockefeller Plaza, Suite 400

New York, New York 10020-2002

Telephone No: 212-218-2800

Fax No.: 212-218-3842

E-mail Address: ldansker@inbny.com

with a copy to (which copy alone shall not constitute notice):

Thomas E. Willett, Esq.

Harris Beach PLLC

99 Garnsey Road

Pittsford, New York 14534

Telephone No.: 585-419-8646

Fax No.: 585-419-8818

E-Mail Address: twillett@harrisbeach.com

8.8 Entire Agreement, Etc. (a) This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

(b) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(c) This Agreement is not assignable by operation of law. Neither party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party; provided, however, that each Investor shall be permitted to assign its rights or obligations hereunder without the prior consent of the Company (i) to any Affiliate entity; provided that such transferee agrees in writing for the benefit of the Company to be bound by the terms of this Agreement (any such transferee shall be included in the term “Investor”), and (ii) as and to the extent provided in Section 6.4. Any purported assignment or delegation in violation of this Section shall be null and void. No assignment or delegation shall relieve the assigning or delegating party of any of its obligations hereunder.

8.9 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

8.10 Severability. If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investors and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.11 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Section 6.3 shall inure to the benefit of the persons referred to in those Sections.

8.12 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

8.13 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld, conditioned or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

8.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

Witness:	INTERVEST BANCSHARES CORPORATION

	By:	/s/ Lowell S. Dansker
	Name:	Lowell S. Dansker
	Title:	Chief Executive Officer

Witness:	VÄRDE INVESTMENT PARTNERS, L.P. By Värde Investment Partners G.P., LLC, Its
General Partner
By Värde Partners, L.P., Its Managing Member
By Värde Partners, Inc., Its General Partner

	By:	/s/ Christopher N. Giles
By:
	Name:	Christopher N. Giles
	Title:	Vice President

Witness:	FC HIGHWAY 6 HOLDINGS LLC

	By:	/s/ Jim Holmes
	Name:	Jim Holmes
	Title:	Executive Vice President

Schedule 2.1

Investor	Purchased Shares	Purchase Price

Värde Investment Partners, L.P.	722,500	$3,612,500

FC Highway 6 Holdings LLC	127,500	$637,500

Exhibit A

Form of Legal Opinion

Exhibit B

Form of Registration Rights Agreement